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As filed with the Securities and Exchange Commission on July 23, 2004

Registration No. 333-115404

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment
No. 3 to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYPERSPACE COMMUNICATIONS, INC.
(Name of small business issuer in its charter)

Colorado	7372	84-1577562
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

John P. Yeros, Chairman
8480 East Orchard Road, Suite 6600
Greenwood Village, CO 80111
(303) 566-6500
(Name, Address and Telephone Number of Principal Executive Offices and Agent for Service)

Copies to:
Donald Salcito, Esq. Perkins Coie LLP 1899 Wynkoop Street, Suite 700 Denver, Colorado 80202 (303) 291-2300	Douglas S. Ellenoff, Esq. Ellenoff Grossman & Schole LLP 370 Lexington Avenue New York, NY 10017 (212) 370-1300

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(5)

Common stock(3)	2,530,000	$7.00	$17,710,000	$2,243.86

Common stock included in representative's warrants(4)	220,000	$8.40	$1,848,000	$234.14

Total				$2,478.00

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, in order to prevent dilution, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event of a stock split, stock dividend, triggering of any anti-dilution provisions in the representative's warrant for the purchase of common stock or similar transaction involving the common stock of the Registrant. No additional registration fee has been paid for these shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)
Includes 330,000 shares of common stock which the underwriters have the option to purchase from us to cover over-allotments, if any.

(4)
Issuable upon exercise of the representative's warrants to purchase shares of common stock.

(5)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 3 to the Registration Statement on Form SB-2 of HyperSpace Communications, Inc. is being filed for the purpose of filing exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers.

        Our amended and restated articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated articles of incorporation require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law.

        Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

        Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

  •
  acted in good faith;

  •
  if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

  •
  in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

        Under Colorado law, a corporation may not indemnify an officer or director if:

  •
  in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

  •
  in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in a official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

        We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by us except as otherwise indicated.

SEC registration fee	2,500
NASD filing fee	7,500
American Stock Exchange listing fee	45,000
Accounting fees and expenses	175,000
Legal fees and expenses	450,000
Printing and engraving expenses	100,000
Transfer agent fees	25,000
Blue sky fees and expenses	5,000
Miscellaneous expenses	246,000

Total	$1,056,000

Item 26. Recent Sales of Unregistered Securities

        In the preceding three years, we have issued the following securities that were not registered under the Act:

  •
  717,857 shares of common stock issued to our founder and Chairman John Yeros (and his immediate family members) in exchange for cash at an average purchase price of $1.15 per share between March and October of 2001;

  •
  21,429 shares of common stock issued to James Gumina, one of our Directors who was then a consultant, in exchange for services at a valuation of $.70 per share in April of 2001; and

  •
  96,970 shares of common stock issued to consultants and employees in exchange for services at a weighted average price $3.55 per share between May of 2001 and March of 2004. Of these shares: 17,857 were issued to Steve Bathgate a former Director of our company; 8,928 were issued to Helen Teuffel, a current Advisory Board member; 3,571 were issued to Vincent Jordan, our current Vice President of Sales Operations; 10,714 were issued to Michael Lynch, our current Vice President of Business Development and Product Management; and the following to former executives: 14,857 to David Pfiel, 17,857 to Charles Powell and 14,857 to Stuart Weinroth. The remainder represent a number of small awards to unrelated consultants.

        No underwriters were involved in the sale of the securities identified above. The securities described above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) or Section 4(6) under the Securities Act of 1933, relative to sales by an issuer not involving any public offering and sales by an issuer solely to accredited investors where there is no advertising or public solicitation, to the extent an exemption from such registration was required. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities.

  •
  448,571 shares of common stock to investors in exchange for cash at a purchase price of $3.50 between September of 2001 and December of 2002. Of these shares: 32,142 were purchased by family members related to Steve Bathgate, our former Director; 10,000 were purchased by Richard Huebner, an employee of Bathgate Capital Partners, a company controlled by Steve Bathgate; 110,000 were purchased by Bluestreak 4 LLC, an entity controlled by Kent Swanson, one of our Directors; 28,571 were purchased by Stephen McConahey, a current Advisory Board member; 3,571 were purchased by Eric Murphy, a current Director; 7,143 were purchased by Dave Girard, a current Director; 2,857 were purchased by Mark Endry, our Chief Executive Officer; and 2,857 were purchased by Donald Winters, a current Advisory Board member. The remaining shares were purchased by a number of unrelated individuals.

  •
  143,902 shares of common stock converted from notes at a purchase price of $3.50 in December 2003 and March 2004. Of these shares: 75,198 were issued to Ming Capital, a private investment company and 15,420 were issued to Kent Swanson, one of our Directors.

        The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities. Underwriters received commissions in the amount of 24,209 shares of common stock at various prices between $2.45 and $4.55 per share, warrants to purchase 25,643 shares of common stock at the exercise price of $3.50 per share, and 28,571 warrants to purchase shares of common stock at an exercise price of $3.85 in connection with the sale of the securities described above.

  •
  $1,200,000 in principal face amount of notes, bearing interest at 9%, convertible into common stock at a rate of $3.50 per share, together with 35,714 warrants to purchase common stock at an exercise price of $3.85 per share in June of 2002 and May of 2003.

        The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities. Placement agents received commissions in the amount of $100,000 in connection with the sale of the securities described above.

  •
  $50,000 principal face amount note, together with 357 warrants to purchase common stock at an exercise price of $4.375 per share in January of 2004 to Edward Peats, an unrelated third party.

        No underwriters were involved in the sale of the securities identified immediately above. The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act of 1933. and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities.

  •
  221,714 shares of series A convertible preferred stock between September 2003 and January 2004 at a purchase price of $4.375 per share. Of these shares: 5,714 were purchased by Mark Endry, our CEO and a Director; 11,429 were purchased by Kent Swanson, one of our Directors; 45,714 were purchased by John Yeros, our Chairman of the Board; 2,857 were purchased by Michael Gumina, a direct family member of one of our Directors, James Gumina; and 7,143 were purchased by the Girard Family Trust, a trust controlled by one of our Directors, David Girard.

        No underwriters were involved in the sale of the securities identified immediately above. The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act of 1933. and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities.

  •
  $1,145,000 in principal face amount of notes, bearing interest at 12%, convertible into common stock at a rate of $4.375 per share, together with 24,532 warrants to purchase common stock at an exercise price of $4.375 per share in February and March of 2004. An additional $55,000 of these notes (under the same terms and conditions as above) were sold in April 2004. In April of 2004, $425,000 in principal face amount of these notes agreed to an amendment extending the maturity date of such notes to April 15, 2006. In conjunction with this amendment, the exercise price of the warrants and the conversion price of the notes into shares of our common stock was reduced from $4.375 per share to $3.50 per share, and an additional 9,108 warrants were issued at an exercise price of $3.50 per share. Further, in April of 2004, $155,000 in principal face amount of these notes agreed to convert to common stock immediately prior to the effective date of this prospectus. In conjunction with this amendment, the exercise price of the warrants and the conversion price of the notes into shares of our common stock was reduced from $4.375 per share to $3.50 per share, and an additional 2,143 warrants were issued at an exercise price of $3.50 per share. Finally, noteholders representing $620,000 in principal face amount have agreed to extend the maturity date to September 1, 2005 in return for the issuance of 31,000 additional warrants with an exercise price of $4.38 per share and expiring April 2009.

        The securities described immediately above were issued to U.S. investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities. Underwriters received commissions in the amount of $104,500 in connection with the sale of the securities described immediately above.

  •
  1,786 shares of common stock issued to Neidiger Tucker Bruner, Inc., a broker/dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, in January 2004 in connection with, and as compensation for, providing us with financial advisory services. The shares had a value of $4.55 per share.

        The securities described above were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) or Section 4(6) under the Securities Act of 1933, relative to sales by an issuer not involving a public offering and sales by an issuer solely to accredited investors where there is no advertising or public solicitation, to the extent an exemption from such registration was required. The participant in the offering described above was given full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities.

  •
  710,404 options to purchase common stock at the exercise prices of $3.50 to $4.375 per share have been granted under the HyperSpace Communications, Inc. 2001 Equity Incentive Plan since our inception.

        The issuance of options to purchase common stock and the common stock issuable upon the exercise of such options as described above were issued pursuant to written compensatory plans or arrangements with the Registrant's employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act of 1933. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

        All of the foregoing securities are deemed restricted securities for purposes of the Securities Act of 1933. All certificates representing the issued shares of common stock described in this Item 26 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 27. Exhibits

Exhibit No.	Document Description
1.1	Form of Underwriting Agreement
1.2	Form of Representative's Financial Advisory Agreement
3.1**	Amended and Restated Articles of Incorporation of HyperSpace Communications, Inc.
3.2**	Amended and Restated Bylaws of Hyperspace Communications, Inc.
4.1	Specimen common stock certificate
4.2**	2001 Equity Incentive Plan
4.3**	2004 Equity Incentive Plan
4.4	Form of Lock-up Agreement for officers and directors
4.5	Form of Lock-up Agreement for certain shareholders
4.6	Form of representatives' warrant for purchase of common stock
5.1**	Opinion of Perkins Coie LLP
10.1**	Form of Software License Agreement
10.2**	Form of Software License Agreement—HyperTunnel Subscription
10.3**	Form of Software License Agreement—HyperWeb Subscription
10.4**	Founders Employment Agreement with John P. Yeros
10.5**	Executive Employment Agreement with Mark J. Endry
10.6**	Amended and Restated Employment Agreement with David J. Bauch
10.7**	Overture (Yahoo!) Click Through Agreement
10.8**	Google Click Through Agreement
10.9**	Form Bridge Note and Warrant Purchase Agreement (2002-2003)
10.10**	Form Bridge Note 2004
10.11**	Form Bridge Warrant 2004
10.12**	Form Peats Note and Warrant 2004
10.13**	Form Yeros Note
10.14**	Amended and Restated Founders Employment Agreement with John P. Yeros
10.15**	Form of 2003 (Yeros) Line of Credit
10.16**	Letter Amendment to Founders Employment Agreement
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2**	Consent of Perkins Coie LLP (included in Exhibit 5.1)
24.1**	Power of Attorney

**
Previously filed.

Item 28. Undertakings

        (a)   The undersigned small business issuer hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, in the city of Greenwood Village, state of Colorado, on this 23rd day of July, 2004.

HYPERSPACE COMMUNICATIONS, INC.
By:	/s/ MARK J. ENDRY Mark J. Endry, President & CEO

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MARK J. ENDRY Mark J. Endry	Chief Executive Officer, President and Director (Principal Executive Officer)	July 23, 2004
/s/ MARK A. POUGNET Mark A. Pougnet	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	July 23, 2004
/s/ JOHN P. YEROS John P. Yeros	Chairman of the Board	July 23, 2004
*RINA SINGER DELMONICO Rina Singer Delmonico	Director	July 23, 2004
*DAVID E. GIRARD David E. Girard	Director	July 23, 2004
*JAMES M. GUMINA James M. Gumina	Director	July 23, 2004
*ERIC D. MURPHY Eric D. Murphy	Director	July 23, 2004
*KENT SWANSON Kent Swanson	Director	July 23, 2004
*By:	/s/ MARK J. ENDRY Mark J. Endry	Attorney-in-Fact	July 23, 2004

EXHIBIT INDEX

Exhibit No.	Document Description
1.1	Form of Underwriting Agreement
1.2	Form of Representative's Financial Advisory Agreement
3.1**	Amended and Restated Articles of Incorporation of HyperSpace Communications, Inc.
3.2**	Bylaws of Hyperspace Communications, Inc.
4.1	Specimen common stock certificate
4.2**	2001 Equity Incentive Plan
4.3**	2004 Equity Incentive Plan
4.4	Form of Lock-up Agreement for officers and directors
4.5	Form of Lock-up Agreement for certain shareholders
4.6	Form of representatives' warrant for purchase of common stock
5.1**	Opinion of Perkins Coie LLP
10.1**	Form of Software License Agreement
10.2**	Form of Software License Agreement—HyperTunnel Subscription
10.3**	Form of Software License Agreement—HyperWeb Subscription
10.4**	Founders Employment Agreement with John P. Yeros
10.5**	Executive Employment Agreement with Mark J. Endry
10.6**	Amended and Restated Employment Agreement with David J. Bauch
10.7**	Overture (Yahoo!) Click Through Agreement
10.8**	Google Click Through Agreement
10.9**	Form Bridge Note and Warrant Purchase Agreement (2002-2003)
10.10**	Form Bridge Note 2004
10.11**	Form Bridge Warrant 2004
10.12**	Form Peats Note and Warrant 2004
10.13**	Form Yeros Note
10.14**	Amended and Restated Founders Employment Agreement with John P. Yeros
10.15**	Form of 2003 (Yeros) Line of Credit
10.16**	Letter Amendment to Founders Employment Agreement
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2**	Consent of Perkins Coie LLP (included in Exhibit 5.1)
24.1**	Power of Attorney

**
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX